Exhibit 99.1

CONTACTS:	FOR IMMEDIATE RELEASE

Donald C. Weinberger
Donald W. Fallon, CFO	Alisa D. Steinberg (Media)
CepTor Corporation	Wolfe Axelrod Weinberger Assoc. LLC
(410) 527-9998 Fax (410) 527-9867	(212) 370-4500 Fax (212) 370-4505
dfallon@ceptorcorp.com	don@wolfeaxelrod.com
alisa@wolfeaxelrod.com

CEPTOR REPORTS SIGNIFICANT REDUCTION OF MULTIPLE SCLEROSIS (MS) SYMPTOMS WITH ORAL DELIVERY OF NEURODUR IN EAE MODEL

- Results of Animal Testing Using Company’s MS Compound Published in the Journal of Neuroimmunology -

HUNT VALLEY, MD – October 12, 2006 — CepTor Corporation (OTC BB: CEPO), a biopharmaceutical company focusing on cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases, today announced that the results of Neurodur testing in the Experimental Autoimmune Encephalomyelitis (EAE) mouse model, the standard animal model used for MS testing, were published in the Journal of Neuroimmunology. The data indicated that the reduction of clinical symptoms of MS in EAE mice treated with oral Neurodur were statistically significant.

Alfred Stracher, Ph.D., Distinguished University Professor of Biochemistry at the State University of New York Downstate and co-inventor of the technology, along with Dr. Leo Kesner, Professor Emeritus, stated, “This demonstrates three very important principles: Neurodur can be readily delivered orally; it is extremely effective (p<0.005) in reducing MS symptoms and; represents the proof of principle as a potential therapeutic for MS.” Dr. Stracher added, “We also found that Neurodur prevented demyelination (the primary cause of the symptoms of MS) and inflammatory infiltration in a dose and time-dependent manner.”

The Chairman and CEO of CepTor, Bill Pursley, said, “The nice thing about the standard EAE model is that it allows you to directly address meaningful, clinical (functional) endpoints. These are exciting data in an important indication. This also demonstrates the breadth of our platform technology, cell targeted calpain inhibition, in one of several neurodegenerative diseases where the up regulation of calpain plays a key role in the pathophysiology of the disease.”

About CepTor Corporation

CepTor Corporation is a development-stage biopharmaceutical company engaged in the discovery, development, and commercialization of proprietary, cell-targeted therapeutic products for the treatment of neuromuscular and neurodegenerative diseases with a focus on orphan diseases. CepTor’s primary efforts are currently focused on moving its lead product, Myodur, into clinical trials for Duchenne muscular dystrophy. The Company’s broad platform technology also includes the development of products for multiple sclerosis (MS), chronic inflammatory demyelinating polyneuropathy (CIDP) and amyotrophic lateral sclerosis (ALS). More information about CepTor can be found at www.ceptorcorp.com.

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The press release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involves a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation on our ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement. The Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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